Exhibit 99.1

Facet Biotech Corporation

Transcript of Conference Call Regarding

Financial Results for Quarter Ended March 31, 2009 and

Update on Company Activities

Participants from Facet Biotech Corporation

Faheem Hasnain — President and Chief Executive Officer

Andrew Guggenhime — Senior Vice President and Chief Financial Officer

Jean Suzuki — Investor Relations Manager

Q & A Participants

Jason Zhang — BMO Capital Markets — Analyst

Robert Chapman — Chapman Capital — Analyst

PRESENTATION

Moderator Introduction

Good day and welcome to the Facet Biotech first quarter 2009 financial results conference call. Today’s call is being recorded. For opening remarks and introductions, I would now like to turn the call over to Ms. Jean Suzuki, Corporate and Investor Relations. Please go ahead.

Jean Suzuki

Good afternoon and thank you for joining us today.

Today’s call will begin with a strategic overview of the company and an update on our development programs by Faheem Hasnain, president and chief executive officer, followed by a discussion of our financial results and expectations by Andrew Guggenhime, senior vice president and chief financial officer.

After the conclusion of the prepared remarks, we will open the call for questions. To ensure that everyone has an opportunity to address their questions, we request a limit of one question and one follow-up per person.

Before we begin, let me remind you that the information we will cover today contains forward-looking statements regarding our financial performance, clinical milestones and other matters, and our actual results may differ materially from those expressed or implied in the forward-looking statements. Factors that may cause differences between current expectations and actual results are described in our filings with the Securities & Exchange Commission, copies of which may be obtained at the investor section on our website at facetbiotech.com. The forward-looking statements made in this presentation should be considered accurate only as of the date of this presentation and, although we may elect to update forward-looking statements from time to time in the future, we specifically disclaim any duty or obligation to do so, even as new information becomes available or other events occur in the future.

It is now my pleasure to introduce Faheem Hasnain.

Faheem Hasnain

Thanks and good afternoon everyone.  The first quarter of 2009 for Facet Biotech was our first full quarter as an independent company.  In just a short period of time, with less than five months under our belt as an independent company, I believe we have made significant progress in a number of areas.  Facet is a new company with clear objectives and I am confident that the company is on the right track to create value for our investors.

In connection with our spin-off in December 2008, we conducted an extensive strategic review, from which we determined the following key strategic, operating and financial objectives for the company:

•                  Focus in oncology;

•                  Advance our existing four clinical-stage pipeline programs;

•                  Strategically, and in a disciplined fashion, expand our pipeline to mitigate risk and increase our chances for success;

•                  Refine our protein engineering platform technologies and identify value creation opportunities; all the while

•                  Maintaining operating and financial discipline.

So, these five key points comprise the framework for Facet Biotech from which we believe we can build the greatest value for our investors. Now, let me take you through each of these points in greater detail.

First, in the context of our focus in oncology, despite the number of successful oncology therapeutics that have been developed over the years, there still remains a significant unmet medical need, which presents a great opportunity for the development of new drugs that target unique biological pathways. Our focus in oncology leverages the core internal expertise we have here at Facet, particularly in oncology research and translational medicine. This expertise will certainly help us to reduce the risk of our investments by ensuring that our programs are based on insights from our understanding of the biology before we decide to move them forward.

The development of PDL192, our humanized monoclonal antibody targeting the TWEAK receptor, is a good example.  Our researchers discovered that the TWEAK receptor is both highly present and may be functionally involved in various solid tumor types. They designed PDL192 to target the TWEAK receptor, which, in both cell culture and mouse models of human cancer, has been shown to exhibit compelling anti-tumor cell activity. We have progressed the antibody into the clinic as a phase 1 program in patients with advanced solid tumors.

Translational medicine, which is the process of translating what is seen in preclinical studies into rationally designed clinical trials, is an important component of the drug development process. Our researchers have demonstrated exceptional capabilities in this area, exemplified by the work they have conducted for elotuzumab, our humanized monoclonal antibody targeting CS1, which we are exploring in multiple myeloma. Studies on the mechanism of action of elotuzumab as well as in vitro and in vivo models of disease have shown that the antibody appears to work synergistically with standard of care agents for multiple myeloma, specifically bortezomib and lenalidomide plus dexamethasone. Based on these study data, we designed and developed our ongoing phase 1 combination trials, which have yielded promising data to date.

In addition to our internal expertise, we are leveraging external experts in the oncology space through the formation of our scientific advisory board.  In March, we convened a group of leading oncologists with expertise in the translational aspects of drug development to provide external guidance for our development programs. Through these relationships, we are now working to develop academic collaborations to further our scientific understanding of our drug candidates. The chairman of this advisory board is Dr. David Parkinson, who is one of the leading figures in oncology research and drug development as well as a member of our board of directors. Dr. Parkinson has held positions at the National Cancer Institute as well as within academia and industry, and is a current board member of the American Association of Cancer Research and the FDA Science Board.

Our second key objective is to advance our existing pipeline programs. We have four programs in the clinic, all of which are products of our own internal research efforts, and three of which are in oncologic indications. Now, let me begin with our oncology programs and then end with an update on daclizumab, our phase 2 candidate for multiple sclerosis.

Elotuzumab is a humanized monoclonal antibody as I mentioned that targets CS1 on myeloma cells. We currently have three phase 1 trials in multiple myeloma that are enrolling patients:  a trial evaluating elotuzumab as a monotherapy and two studies testing the drug in combination with standard of care treatments.   Now, we presented preliminary data for the two phase 1 combination trials of elotuzumab at the International Myeloma Workshop in late February.

In an oral presentation of the interim results from the combination trial with Velcade, encouraging activity was seen in 11 evaluable patients, with objective responses, which are defined as partial response using standard response criteria, seen in 55% of patients. Two elotuzumab-related serious adverse events were reported, chest pain and diarrhea, but both resolved within 24 hours within treatment.

The interim results from the phase 1 trial of elotuzumab in combination with Revlimid and dexamethasone, which was presented as a poster, showed that among the 6 evaluable patients that we had at the time, 66% had objective responses, and no serious adverse events and no unexpected safety concerns were reported.

To date, the safety and response data from both trials have been encouraging.  Clearly, we and our collaboration partner Bristol-Myers Squibb are excited to see such promising data for this program and we look forward to updating you on our progress later this year.

Our second oncology candidate is PDL192, which as I mentioned is a humanized monoclonal antibody that targets the TWEAK receptor, which stands for TNF-like weak inducer of apoptosis, targets the TWEAK receptor that we are evaluating in a phase 1 trial in patients with advanced solid tumors. The trial is enrolling patients and we expect to provide a preliminary safety update later in the year. PDL192 has shown significant preclinical results in models where you typically don’t see activity, including in certain mutant cell lines in which currently available treatments appear to have little effect, and as such we are enthusiastic about the antibody’s potential.

We hold worldwide rights to the PDL192 program and we are in the process of defining a development path for this candidate. Our near-term objective is to continuing to the understanding of the underlying science behind this antibody and its potential in the clinic.

Our third oncology candidate, volociximab, is being developed in collaboration with Biogen Idec and is currently being tested in a phase 2 trial in ovarian cancer and a phase 1 trial in non-small cell lung cancer.  We are awaiting additional efficacy and safety data from the lung cancer trial as well as follow-up data from the ovarian trial to inform our next steps in this program, after which of course we would provide an update on the program.

Our most clinically advanced program is daclizumab, which is currently in a phase 2 registrational trial for multiple sclerosis. While this program is outside of our stated focus in oncology, it is an asset that presents a significant value creation opportunity.

Now, Facet previously conducted and reported a successful phase 2 study — known as CHOICE — which was daclizumab added to interferon therapy for MS.  Our partner, Biogen Idec, is now conducting an additional phase 2 trial — known as SELECT — which is evaluating daclizumab as a monotherapy in patients with relapsing MS.   In March, we announced that regulatory agencies agreed to consider an amended version of the SELECT trial as the first of two required registrational trials. To appropriately power the SELECT trial, the study protocol has been amended to increase the number of patients from approximately 300 to 600 and the primary endpoint has been changed to measure annualized relapse rate, which is a standard measure of efficacy in registrational MS trials.  We have not yet determined the design and timing of the second registrational trial, however, these decisions will be guided, in part, by the prior results of the CHOICE trial and the successful completion of a futility analysis for SELECT.  We are very pleased with the agreement we reached with regulatory agencies regarding a more efficient and accelerated development path for daclizumab especially given the significant unmet medical need in MS that still exists. We believe there is a substantial market opportunity for a drug like daclizumab, which appears to have a profile relative to existing drugs on the market today that is very favorable and based on the data to date, an attractive efficacy and safety profile.

In parallel with our ongoing clinical activities, post-hoc analysis of exploratory pharmacological assays performed during the CHOICE trial have furthered our understanding of the molecule in patients with MS. At the American Academy of Neurology meeting in Seattle last month, our researchers presented a poster demonstrating a significant and positive relationship between exposure to daclizumab at both the high and low dose levels and reductions in a specific subset of activated T cells that are suspected of playing a role in MS. Now, we are continuing our research and expect to publish additional findings at future medical congresses.

In addition to supporting our ongoing pipeline programs, we are looking at ways also to add to our pipeline, our third key objective—in a thoughtful and focused manner—which we believe can generate additional value for the company.  We are looking exclusively at oncology programs, primarily in phase 1—and products that have demonstrated clear evidence of biological activity yet will benefit from the added resources and capabilities that Facet could offer as a partner. We have reviewed a significant number of opportunities but have found only a very few that actually meet even our initial criteria.  We are being opportunistic in our approach and will only execute a transaction to the extent it is consistent with our strategic and our financial objectives and brings clear value to our existing oncology-focused pipeline.

Now let me share with you an area that I haven’t focused on much before, which is our protein engineering platform technologies. Our researchers have developed proprietary technologies that can be used to generate proteins that overcome deficiencies of first and future generation molecules. Now, we believe these technologies provide fast and comprehensive solutions for protein optimization. By creating a comprehensive mutational map, these technologies have the potential to systematically shape the clinical performance of protein-based drugs by improving half-life; binding affinity; potency; yields and manufacturing costs; as well as lowering immunogenicity.  We have a terrific team focused exclusively on these technologies and, given the significant opportunity and quite frankly the limited financial investment, the returns and potential upside could be attractive.

The value creation opportunity for us is in swiftly and systematically identifying improved compositions of matter and developing partnerships with companies looking to develop and protect improved protein therapeutics. There are potentially attractive partnership opportunities that may arise related to these technologies, and we certainly look forward to keeping you apprised as we move forward.

Now, finally, underlying all of the other objectives is our commitment to maintaining operating and financial discipline.  From a financial standpoint, we expect that our run rate operating costs, excluding our development programs, which will of course vary based on the underlying activities, will continue to go down over the remainder of 2009.  Our goal is to strike the right balance to make sure we are being financially responsible without compromising what is needed to ensure success for our R&D activities, which will drive the long-term value of the company.  Andrew will detail these efforts shortly.

Before I turn the call over to Andrew, I would like to take a moment to address a situation that evolved in the last five weeks or so. In March, we announced that we received a notice of intention from Roderick Wong to nominate five candidates for election to our board of directors at our 2009 annual meeting. Last week, two of Dr. Wong’s nominees separately notified us in writing that they were each withdrawing their consent to being named as nominees for the election to the board.

As you may have seen yesterday, we announced with Dr. Wong that, based on productive discussions, Dr. Wong has withdrawn his slate of director nominees and will not present, recommend or move for the election of any of the nominees he had submitted for election. Now, we are very pleased with this conclusion and look forward to continuing our ongoing constructive dialogue with Dr. Wong as well as all of our other stockholders.

I would also like to make a brief comment about our board of directors. I have been very pleased with the contributions they have made in the short time Facet has been an independent company. Four of our five board members are new, with less than a year on the board of PDL pre-spin-off and then Facet post-spin. We have a well-balanced board composed of Brad Goodwin and Gary Lyons and myself, as well as our newest members, Dr. David Parkinson and Kurt von Emster, all of whom have extensive biotech industry experience and contribute significant capabilities. Now, as our newest members, David Parkinson brings scientific and clinical expertise and Kurt von Emster brings substantial financial acumen and an investor mindset.  And as we have noted before, we continue to evaluate additional experienced, independent and qualified individuals for appointment to our board to ensure that we’ve got an optimal mix of diverse experiences and perspectives to best represent the interests of all stockholders.

Andrew?

Andrew Guggenhime

Great and thanks Faheem, and good afternoon, everyone.

I’ll start the financial discussion with a brief review of our Q1 financial results, and then comment on trends for 2009, the status of our leases, our financial expectations for this year and milestone opportunities under our collaboration programs.

As Faheem noted, the quarter ended March 31, 2009 was our first full quarter as an independent company.  Our financials for the first quarter of 2008 are comprised of the results of PDL’s former biotechnology operations and include costs and expenses associated with the company’s former manufacturing facility up through the date of its sale in March 2008 as well as employee-related costs that are significantly higher than our current run rate as a result of the restructuring activities initiated in March 2008 and January 2009.

Total revenues for the first quarter of 2009 increased to $9.6 million from $4.7 million in the prior year comparable period.  This increase was primarily due to $5.2 million in revenue recognized under the company’s elotuzumab collaboration with BMS, which was executed in the third quarter of 2008, and the recognition of $1.7 million of royalties received from EKR on sales of the pre-mixed bag formulations of Cardene®.

Total costs and expenses for the first quarter of 2009 increased to $38.5 million from $17.4 million in the prior year period.  However, the 2008 first quarter total costs and expenses were net of a $49.7 million gain recognized on the sale of the company’s former manufacturing facility during this period, which reduced total costs and expenses by this same amount.  Excluding this gain, total costs and expenses for the first quarter of 2009 decreased by $28.5 million, or 43 percent, from the first quarter of 2008.  This significant decrease was attributable primarily to the restructuring activities undertaken over the last 18 months and the sale of the manufacturing plant in March 2008.

Total costs and expenses for both periods include restructuring charges — $4.2 million and $5.5 million in the first quarter of 2009 and 2008, respectively. The decrease in charges was primarily attributable to the reduced scope of the restructuring activities, including fewer position eliminations in 2009 as compared to 2008.

Our net loss for the first quarter of 2009 was $29.2 million, or $1.22 per share, compared to a net loss of $13.2 million, or $0.55 per share, for the first quarter of 2008.  It should be noted that the gain on the sale of the plant in the first quarter of 2008 reduced the net loss for that period by $2.08 per share.  Excluding that gain, the 2008 first quarter net loss would have been $2.63 per share.

Our cash, cash equivalents, marketable securities and restricted cash totaled $383.4 million at March 31, 2009, a decrease from $403.4 million at December 31, 2008, reflecting cash utilization of $20 million in the first quarter of 2009.  Cash utilized in operating activities in Q1 2009 also was $20 million.

Additional details regarding the historical results are summarized in the press release and the accompanying financial tables.  In addition, our 10-Q, which we expect to file shortly, will provide more detail on these results and the period-over-period variances.

We’re quite pleased with our Q1 2009 financial results from both an income statement and cash flow perspective.  As Faheem mentioned, maintaining financial discipline and improving the financial structure of the business are core imperatives for Facet.   Our results for the most recent quarter reflect much of the impact of the activities we have undertaken to lower our cost structure.  This said, we expect our workforce-related and infrastructure costs to continue to decline over the balance of the year as the impact of these restructuring and cost management activities take full effect.  And while we’ve made progress in this area since the spin-off in December, we continue to seek opportunities to reduce our overall cost structure.

Before I discuss our thoughts on the remainder of 2009, I did want to briefly touch on our facility leases, our commitment under these leases and what we’re doing about it.  As disclosed in our 2008 10-K filing, our gross estimated lease obligations for the two buildings we occupy, which are based on certain assumptions, total approximately $221 million over the remaining life of the leases, which extend to 2021.  Of note is that these total lease obligations include not only the rent, but also the costs of other contractual obligations under our leases, including property taxes, common area maintenance fees and insurance.

As a result of these lease-related commitments, our current annual total facility costs are at least $10 million higher than such annual costs would be if were in a space more reflective of our current organizational needs.

We have been conducting an aggressive subleasing effort to reduce the lease obligation and to offset as much of our excess costs as feasible as quickly as possible.  The current market conditions, however, continue to be challenging.

In addition to these subleasing efforts, we have been evaluating the possibility of any other alternatives that might lead to a reduction of this obligation.

While these efforts are ongoing, we have continued to look for opportunities to reduce our controllable facility-related costs.  And to that end, we have just completed the consolidation of all of our employees into the smaller of the two buildings we lease.  We expect that this consolidation will translate to annual savings of approximately $1 million.

Based on our solid Q1 2009 financial performance and our expectations for the remainder of the year, we now anticipate coming in for the full year at the low end of our previously stated cash utilization guidance of $95 to $100 million.  As I have previously noted, we continue to seek additional opportunities to reduce our costs, and are continuing to work to drive our cash utilization for the year even lower than the $95 million we are currently guiding to.  As a reminder, this estimate includes approximately $10 million in workforce-related cash costs discrete to 2009 and does not reflect the impact of any potential in-licensing activities.

While our focus on cost management is without question a key objective, as we’ve discussed before, it’s important to also consider our collaboration programs and potential milestones under these programs when evaluating our overall cash utilization as a company.  On this note, I did want to highlight the nearest milestone opportunities for our daclizumab and elotuzumab collaboration programs.

Under our collaboration agreement with Biogen Idec for daclizumab, our next potential milestone would be triggered upon the treatment of the first patient in a phase 3 trial, at which time we would receive a $30 million payment from Biogen Idec.

In connection with the elotuzumab program, which is being developed in collaboration with BMS, if we initiate a phase 2 trial, we would receive a milestone payment of $15 million.

Based on our current development plans, should each of these programs advance to the next phase of development, it is possible that we would earn both of these milestones in the first half of 2010.

As we have previously disclosed, as part of our collaboration agreement with BMS, BMS also has an opt-in right to one of our preclinical candidates, PDL241, which may yield a $15 million milestone by the end of this year or early next year if BMS decides to exercise its option.

Now I’d like to turn the call over to the operator for your questions. Operator, please begin.

Operator

(Operator Instructions) Your first question comes from Jason Zhang with BMO Capital Markets. Your line is open.

Jason Zhang

Thanks. Question for, I guess for Andrew. Your $95 million to $100 million cash utilization, I assume that includes the plan of phase 3 for daclizumab this year? Or does it not include that?

Andrew Guggenhime

Good question, Jason. I’ll take that. The current guidance we’ve outlined is based on various assumptions we’ve made with respect to our development programs, with respect particularly to the daclizumab program. I would note based on our timing that the impact of that, if it were to move forward, would be nominal in 2009.

Jason Zhang

Yes. So, in other words you—like you just said, the initiation could be in the first half of 2010 which would result in $30 million in cash infusion. But, of course, if you don’t start a trial, then you wouldn’t get that cash. But you—on the other hand you wouldn’t have to spend the upfront money for the initiation of the big phase 3 trials. I wonder what would be the cost for initiating the big phase 3? The $30 million that you might be able to receive from Biogen would be just about to offset what your costs would be?

Andrew Guggenhime

Jason, again, this is Andrew. I think on your first point, yes, you’re correct in terms of the relationship between the receipt of the milestone and associated additional costs with advancing the program into a phase 3 on top of the expanded phase 2 SELECT program. We are not providing additional guidance at this time in terms of the overall cost should the program move forward. I think it’s fair to say based generally on phase 3 programs in the MS space that even our portion of an aggregate phase 3 study would be in excess of the $30 million milestone payment.

Jason Zhang

Okay. And then a quick follow-up. Timing for the futility analysis of daclizumab. Of course we have seen some data now from the phase 2, the previous SELECT trial as well progressing before you amended the trial. Do you have any idea now—I guess the question for Faheem, are we getting closer to finding out when that futility analysis will be done?

Faheem Hasnain

Jason, we haven’t disclosed with our partners, Biogen Idec, exactly when that futility analysis will be conducted, but certainly some time in the back half of the year.

Jason Zhang

Thanks. I will come back to the queue.

Andrew Guggenhime

I would add to that, Jason, that we’ve made the comment certainly with respect to the milestone that we have the possibility of achieving that in the first half of 2010. So, that should give you some idea of the overall framework under which we and Biogen Idec are working.

Jason Zhang

Okay.

Operator

Your next question comes from the line of Robert Chapman with Chapman Capital. Your line is open.

Robert Chapman

Gentlemen, could you give us your perspective on the cash that was placed into Facet at the time of the spin-off as compared to the future expenses and liabilities that were quite predictable given the structure of the lease and the plans for expanding the pipeline per se? Is it fair to say that as in investor of Facet that one should look at the cash as in some way or form being pre-dedicated or pre-committed to future expenses and not really reflective of free cash that will be available for any kind of distribution?

Andrew Guggenhime

This is Andrew. I’ll take that question. In terms of the deliberations of the Board with the management team in considering the capitalization levels for Facet, I think it is fair to say that certainly both the assets and liabilities that were being assigned to Facet—and the biggest of those liabilities clearly being the lease obligation—were part and parcel into consideration with the determination of the overall capitalization level of Facet. That level was—the funding was to appropriately capitalize Facet in light of those assets and liabilities to execute on its strategy going forward and was not to capitalize at that level to presume an immediate distribution of a portion of that down to the stockholders in the Company.

Robert Chapman

The reason I ask that, I’ve seen an analysis that seems relatively prudent or well thought through that essentially that when looking at the essential market cap and the enterprise value of the Company that to sort of reduce the market cap by the cash to evaluate the enterprise value is misleading because the cash essentially has been earmarked as part of the business plan, which as a new Company, the Company intends to implement. And instead, the enterprise value of the Company can be simply thought of as if the cash and liabilities were matched off. Does that sound reasonable to you?

Andrew Guggenhime

Yes. It does.

Robert Chapman

Okay. Thank you.

Andrew Guggenhime

Thank you.

Operator

(Operator Instructions) There are no further questions. I would like to turn the call over to Faheem Hasnain for closing remarks.

Faheem Hasnain

Thank you. So, in closing, during the five months that Facet has been operating as an independent Company, we’ve made significant progress on many fronts, narrowing our focus, tightening our finances, progressing our clinical programs forward, and building our capabilities. I’m very proud of the accomplishments we’ve made in such a short period of time. These accomplishments clearly would not have occurred without the great work of our employees here at Facet and thanks to their continued efforts we’re moving forward towards building a great oncology company. Now, we look forward to meeting with many of you in the coming months at upcoming investor conferences and medical meetings. With that, I thank you very much for listening in and hope you have a great day.

Operator

This concludes your conference call for today. You may now disconnect.